EXHIBIT 10.26
-------------

          PURCHASE MONEY PROMISSORY NOTE SECURED BY MORTGAGE
          --------------------------------------------------


$9,600,000.00                                        September 30, 1998
                                                       Honolulu, Hawaii

           FOR VALUE RECEIVED, AMFAC PROPERTY INVESTMENT CORP., (the "Maker") promises to pay to the order of TOBISHIMA PACIFIC, INC., at 201 E. Sandpointe, Suite 450, Santa Ana, California 92707 and its successors and assigns, or at such other place as the holder hereof may from time to time designate, the principal sum of NINE MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($9,600,000.00), with interest thereon from the date of this Note until paid, at the rate of eight and one-half percent (8.50%) per annum (the "Interest Rate") on the unpaid balance of principal remaining from time to time unpaid. Interest hereunder shall be computed upon the basis of the actual number of days elapsed and on the basis of a 360-day year.

           The principal and interest shall be payable at 201 E. Sandpointe, Suite 450, Santa Ana, California 92707 or at such other place as Maker or the holder of this Note (the "Holder"), may designate to the Maker in writing. The principal and interest shall be payable by wire transfer in immediately available funds in lawful money of the United States of America as follows:

           Bank of Hawaii
           ABA #121301028
           A/C #0001-059564
           Tobishima Pacific, Inc.

           Principal shall be payable in five (5) annual installments of ONE MILLION NINE HUNDRED TWENTY THOUSAND AND NO/ DOLLARS ($1,920,000.00) ("Annual Principal Installment") commencing on September 30, 1999, and interest on the outstanding principal balance shall be payable commencing on December 28, 1998, and quarterly thereafter, until the entire indebtedness evidenced hereby is fully paid, except that the remaining indebtedness evidenced hereby, if not sooner paid, shall be due and payable on September 30, 2003. Each payment shall be credited to interest and principal in the order determined by the Holder.

           At the option of the Holder, this Note shall become immediately due and payable, with notice or demand, upon the failure to pay when due any payment of principal or interest due hereunder, or failure in the performance or observance of the terms and conditions of the Mortgage (as such term is defined below) subject to any grace or cure period set forth therein.

           If the Maker shall default in the payment of any amount of principal or interest payable under this Note, and if such payment is not made within five (5) days after the due date of such payment; or upon the occurrence of any other Event of Default as defined in any mortgage or other instrument securing this Note, then the entire principal amount outstanding hereunder and accrued interest thereon shall at once become due and payable without further notice, at the option of the Holder.

           If this Note is not paid when due, whether at maturity or by acceleration, the Maker promises to pay all costs of collection, including without limitation reasonable attorneys' fees, and all expenses in connection with the Bond (as defined in the Purchase Money Mortgage, Security Agreement and Financing Statement), the permits and the pro-tection or realization of the collateral securing this Note, or any guarantee hereof incurred by the holder hereof on account of such collection, whether or not suit is filed hereon, or in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Maker. Should interest not be paid when due, it shall thereafter bear like interest as the principal. Additionally, in the event of any default under this Note, the Interest Rate shall immediately, following written notice to the Maker, increase from the Interest Rate to the Interest Rate plus four percent (4%) (the "Default Interest Rate").

           If any event of default shall occur and continue, the Holder may, but shall not be required to, apply all sums received first to any fees, charges, costs or advances due to the Holder pursuant to this Note, the Mortgage and all other instruments executed concurrently herewith, then to interest, then to principal.

           Presentment, demand, protest, notice of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived.

           No single or partial exercise of any power hereunder or under the Mortgage (as hereinafter defined) shall preclude other or further exer-cise thereof or the exercise of any other power. The Holder shall at all times have the right to proceed against any portion of the security held heretofore in such order and in such manner as the holder may deem fit, without waiving any right with respect to any other security. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. The release of any party liable on this Note shall not operate to release any other party liable hereon.

           The principal or interest outstanding hereunder may be prepaid in whole or in part at any time and from time to time after the date hereof without premium or penalty; provided, however, that any such prepayment shall be in a minimum amount equal to the Annual Principal Installment or the total amount then outstanding under this Note. Any partial prepayment shall be applied against installments of the principal amount outstanding in inverse order of maturity, and shall not extend or postpone the due date of any subsequent installments. Subject to the terms and conditions set forth in the Mortgage, Maker may request release from the lien of the Mortgage portions of the Mortgaged Property (as defined below), upon prepayment of certain amounts as specified in the Mortgage.

           This Note is secured by a Mortgage, Security Agreement and Financing Statement (the "Mortgage") of even date herewith executed by Maker for the benefit of Tobishima Pacific, Inc., creating a first mortgage lien on the real property described therein and situate in the State of Hawaii (the "Mortgaged Property").

           This Note has been executed and delivered by the Maker in the State of Hawaii and is to be governed by and construed in accordance with the laws of the State of Hawaii. In any action brought under or arising out of this Note, the Maker hereby consents to the jurisdiction of any competent court within the State of Hawaii and consents to service of process by any means authorized by Hawaii law.

                                  AMFAC PROPERTY INVESTMENT CORP.


By   /S/ GARY GROTTKE
     --------------------
      Its President